Exhibit 99.1

Contact:	Jessica Neville Vice President, Marketing and Public Relations VendingData Corporation 702-733-7195 neviille@vendingdata.com	-or-	Yvonne L. Zappulla Managing Director Wall Street Investor Relations Corp. 212-681-4108 Yvonne@WallStreetIR.com

VendingData™ Corporation Receives $4,525,000 from Private
Placement of 10% Senior Secured Convertible Notes Due February 2008

LAS VEGAS, Nevada (PRNewswire) – February 15, 2005 – VendingData™ Corporation (AMEX: VNX), a manufacturer and distributor of products for the gaming industry that are intended to increase customers’ security, productivity and profitability, completed a private placement of 10% Senior Convertible Notes (the “Notes”) due February 2008 (collectively, the “Private Placement”). The Notes are secured by the company’s assets, and 50% of the then outstanding principal of the Notes are convertible into shares of the Company’s common stock at a rate of $1.65 per share. The Notes require semi-annual payments of interest only on August 1 and February 1 of each year, with the principal and any unpaid interest due at maturity of the Notes. The Notes may be prepaid at a premium prior to February 2007. Philadelphia Brokerage Corporation served as the placement agent for the private placement.

Through the Private Placement, VendingData™ issued an aggregate of $7,775,000 in Notes, in return for exchanged notes in the aggregate principal amount of $3,250,000 and gross cash proceeds of $4,525,000. The proceeds are to be used to fund our shuffler inventory, our operating losses and our general corporate purposes. As set forth in VendingData™‘s Form 8-K filed today, a portion of the proceeds can only be released to VendingData™ if certain agreed milestones are achieved. In the event such milestones are not met, VendingData™ will return the relevant portion of the escrowed gross proceeds, without interest, within 30 days. VendingData™ has received commitments for additional funds pending satisfaction of certain closing conditions.

The Private Placement is exempt from registration with the Securities and Exchange Commission under Rule 506 of Regulation D of the Securities Act of 1933, as amended. VendingData™ is obligated to file a registration statement within 30 days for the registration of the shares of common stock issuable upon conversion of the Notes. This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

VendingData™ Corporation is a Las Vegas-based developer, manufacturer and distributor of products for the gaming industry including the SecureDrop® System, Deck Checker™ and Random Ejection Shuffler™ line. The Company’s products are currently installed in casinos throughout the United States, including Caesars Palace, Circus Circus, Harrah’s Entertainment, Luxor, Oneida Bingo & Casino and the Venetian. International customers include casinos in Argentina, China, Columbia, Korea, Malaysia, Peru, United Kingdom, and Uruguay. Visit the VendingData™ web site at www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, the Company’s inability to meet certain milestones required for the release of a portion of the private placement proceeds, the Company’s inability to register the common stock underlying the Notes, the Company’s inability to make the semi-annual interest payments and the balloon payment of principal, the restrictions of the Company’s ability to obtain additional debt financing, the Company’s inability to comply with the terms and conditions of the Notes and the risks and factors described from time to time in the Company’s reports filed with the Securities and Exchange Commission, including, but not limited to the Company’s Form 8-K filed in connection with the private placement of the Notes, the Form 10-QSB for the quarter ended March 31, 2004, June 30, 2004, and September 30, 2004, and, the Company’s Annual Report on form 10-KSB for the year ended December 31, 2003.

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